Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2004 relating to the financial statements and financial statement schedules of The Cato Corporation, which appears in The Cato Corporation’s Annual Report on Form 10-K for the year ended January 31, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Charlotte, North Carolina
September 23, 2004